Exhibit 4.8
                                                                   -----------


                   DATED                           3 MAY 2002
                   ------------------------------------------




                               NESTLE UK LTD. (1)

                                       AND

                          NESTLE (IRELAND) LIMITED (2)

                                       AND

                    PREMIER AMBIENT PRODUCTS (UK) LIMITED (3)

                                       AND

                               PASTAM LIMITED (4)

                                       AND

                          PREMIER FINANCING LIMITED (5)





          -----------------------------------------------------------

                                   AGREEMENT
          FOR THE SALE AND PURCHASE OF THE AMBIENT FOOD BUSINESSES OF
                  NESTLE UK LTD. AND NESTLE (IRELAND) LIMITED
          -----------------------------------------------------------





                               CMS CAMERON MCKENNA
                                   MITRE HOUSE
                              160 ALDERSGATE STREET
                                 LONDON EC1A 4DD

                              T +44(0)20 7367 3000
                              F +44(0)20 7367 2000

                                TABLE OF CONTENTS


1.       INTERPRETATION..................................................2
2.       SALE AND PURCHASE..............................................17
3.       CONSIDERATION..................................................17
4.       COMPLETION.....................................................18
5.       INTERIM PERIOD.................................................22
6.       CREDITORS AND RECEIVABLES......................................24
7.       SELLERS' POST COMPLETION OBLIGATIONS...........................25
8.       BUYERS' POST COMPLETION OBLIGATIONS............................26
9.       ASSUMED LIABILITIES AND EXCLUDED LIABILITIES...................27
10.      APPORTIONMENTS, PREPAYMENTS AND DISCOUNTS......................27
11.      COMPLETION STATEMENT...........................................30
12.      CONTRACTS AND THIRD PARTY CONSENTS.............................31
13.      EMPLOYEES......................................................32
14.      RISK AND INSURANCE.............................................34
15.      VALUE ADDED TAX................................................35
16.      WARRANTIES.....................................................37
17.      BUYER'S WARRANTIES.............................................38
18.      PROTECTION OF GOODWILL.........................................38
19.      ANNOUNCEMENTS..................................................39
20.      CONFIDENTIALITY................................................39
21.      ASSIGNMENT.....................................................40
22.      COSTS..........................................................40
23.      ENTIRE AGREEMENT...............................................40
24.      WAIVER, AMENDMENT..............................................41
25.      FURTHER ASSURANCE..............................................42
26.      NOTICES........................................................42
27.      COUNTERPARTS...................................................43
28.      GOVERNING LAW..................................................44
29.      INVALIDITY.....................................................44
30.      PENSIONS.......................................................44
31.      INDEPENDENT EXPERT.............................................44
32.      THIRD PARTY RIGHTS.............................................45
33.      RESTRICTED FINANCIAL TRANSFERS.................................45
34.      GUARANTEE......................................................45

SCHEDULE 1  Excluded Assets.............................................


SCHEDULE 2  Allocation of Consideration.................................


SCHEDULE 3  Warranty Statements.........................................

1.       Capacity of the Sellers........................................
2.       The Assets.....................................................
3.       Contracts and commitments......................................
4.       Transactions with Connected Persons............................
5.       Financial Information..........................................
6.       Post-Balance Sheet Date events.................................
7.       Consents and Licences..........................................
8.       Litigation.....................................................
9.       Government enquiries...........................................
10.      Properties.....................................................
11.      Employment.....................................................
12.      Trading........................................................
13.      Pensions.......................................................
14.      Stamp duty.....................................................
15.      VAT Regulations................................................
16.      Capital Goods Scheme...........................................
17.      Option to Tax..................................................
18.      Special Arrangements...........................................
19.      Tax Charges and Powers of Sale.................................
20.      VAT............................................................
21.      Capital Allowances.............................................
22.      Grants.........................................................

SCHEDULE 4  UK Properties    Part 1.....................................

1.       Definitions....................................................
2.       General provisions.............................................
3.       Standard Conditions............................................
4.       Sale and purchase..............................................
5.       Completion.....................................................
6.       Title..........................................................
7.       Matters subject to which the UK Properties are sold............
8.       Condition of the UK Properties.................................
9.       The Transfer...................................................

SCHEDULE 5  Irish Property  Part 1......................................


Part 2  Sale of Irish Property..........................................


SCHEDULE 6  Pensions....................................................


Part 2  Irish Pensions..................................................


SCHEDULE 7  Limitations on Liability....................................

1.       General........................................................
2.       Minimum and maximum claims.....................................
3.       Time limits for bringing claims................................
4.       Conduct of litigation..........................................
5.       Recovery.......................................................
6.       Contingent Liabilities.........................................
7.       Acts of the Buyers.............................................
8.       Financial Accounts.............................................
9.       Retrospective legislation......................................
10.      Buyer's knowledge..............................................
11.      Disclosure.....................................................
12.      Reduction of Cash Consideration................................

SCHEDULE 8  Third Party Insurance Policies..............................


SCHEDULE 9  Financial Information.......................................


SCHEDULE 10  Employees  Part 1 - Assumed UK Employees...................


Part 2 - Assumed Irish Employees........................................


Part 3 - Head Office Employees..........................................


SCHEDULE 11  Vehicles  Part 1 - UK Vehicles.............................


Part 2 - Irish Vehicles.................................................


SCHEDULE 12  Stock Valuation Policy.....................................


Extract from Nestle Accounting Standards................................


INVENTORIES.............................................................

Definitions.............................................................
Recognition.............................................................
Measurement.............................................................

SCHEDULE 13  IT  Part 1 - UK IT.........................................


Part 2 - Irish IT.......................................................


Appendix A  Data Room Documents Index...................................


Appendix B  Excluded Irish Assets.......................................

THIS AGREEMENT is made on 3 May 2002

BETWEEN:

(1) NESTLE UK LTD. (registered in England and Wales with number 51491) whose registered office is at St. George's House, Croydon, Surrey, CR9 1NR ("NESTLE UK");

(2) NESTLE (IRELAND) LIMITED (registered in Ireland with number 1614) whose registered office is at Blessington Road, Tallaght, County Dublin ("NESTLE IRELAND");

(3) PREMIER AMBIENT PRODUCTS (UK) LIMITED (registered in England and Wales with number 4427006) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD (the "UK BUYER");

(4) PASTAM LIMITED (registered in Ireland with number 323282) whose registered office is at c/o Arthur Cox, Arthur Cox Building, Earlsfort Terrace, Dublin 2 (the "IRISH BUYER"); and

(5) PREMIER FINANCING LIMITED (registered in England and Wales with number 03716362) whose registered office is at 28 The Green, Kings Norton, Birmingham, B38 8SD (the "GUARANTOR").

RECITALS

(A) Nestle UK carries on the UK Business and is the beneficial owner, or is otherwise able to procure the transfer, of the UK Assets and the UK Properties.

(B) Nestle Ireland carries on the Irish Business and is the beneficial owner, or is otherwise able to procure the transfer, of the Irish Assets and the Irish Property.

(C) The Sellers have agreed to sell, and the Buyers have agreed to purchase, each Relevant Business as a going concern, comprising the Relevant Assets and the Relevant Property on the terms hereinafter set out.

(D) The Guarantor has agreed to guarantee the obligations of the Buyers in favour of the Sellers on the terms hereinafter set out.

THE PARTIES AGREE AS FOLLOWS:

1.           INTERPRETATION

1.1 In this Agreement (including the recitals) the following words and expressions shall, unless the context otherwise requires, have the following meanings:

             "ACCOUNTS DATE" means 31st December 2001;

             "AFFILIATE" means, in relation to any body corporate (a) its ultimate parent undertaking and (b) any subsidiary or subsidiary undertaking of such body corporate or of its ultimate parent undertaking;

             "AGREED FORM" means, in relation to any document, in the form agreed between the Relevant Parties on or prior to the date hereof and, for the purposes of identification, signed on their behalf;

             "THIS AGREEMENT" means this agreement, including the recitals and the schedules;

             "APPORTIONMENT ACCOUNT" means the apportionment account referred to in schedule 5;

             "ASSETS" means the UK Assets and the Irish Assets (and "RELEVANT ASSETS" means the UK Assets or the Irish Assets, as the context may require);

             "ASSUMED EMPLOYEES" means the Assumed UK Employees and the Assumed Irish Employees (and "RELEVANT ASSUMED EMPLOYEES" means the Assumed UK Employees or the Assumed Irish Employees, as the context may require);

             "ASSUMED IRISH EMPLOYEES" means those persons identified in the list headed "Assumed Irish Employees" set out in part 2 of schedule 10 who are employed by Nestle Ireland or any other member of the Sellers' Group on Irish Completion and are assigned to the Irish Business, subject to any changes (made in accordance with clause 5.1.5) notified to the Irish Buyer by Nestle Ireland prior to Irish Completion;

             "ASSUMED IRISH LIABILITIES" means all present and future liabilities and obligations of Nestle Ireland in respect of the Irish Business as at Irish Completion other than the Excluded Irish Liabilities;

             "ASSUMED LIABILITIES" means (a) the Assumed UK Liabilities and (b) the Assumed Irish Liabilities;

             "ASSUMED UK EMPLOYEES" means those persons identified in the list headed "Assumed UK Employees" set out in part 1 of schedule 10 who are employed by Nestle UK or any other member of the Sellers' Group on UK Completion and are assigned to the UK Business, subject to any changes (made in accordance with clause 5.1.5) notified to the UK Buyer by Nestle UK prior to UK Completion;

             "ASSUMED UK LIABILITIES" means all present and future liabilities and obligations of Nestle UK in respect of the UK Business as at UK Completion other than the Excluded UK Liabilities;

             "BUSINESS" means the UK Business and the Irish Business (and "RELEVANT BUSINESS" means the UK Business or the Irish Business, as the context may require);

             "BUSINESS DAY" means a day (excluding Saturdays, Sundays and public holidays) on which banks are open for the transaction of normal banking business in London and Dublin;

             "BUYERS" means the UK Buyer and the Irish Buyer, and each of them and either of them as the context admits (and "RELEVANT BUYER" means the UK Buyer or the Irish Buyer, as the context may require);

             "BUYERS' GROUP" means the Buyers and any Affiliate of the Buyers for the time being, and all of them and any of them as the context admits;

             "CAA" means the Capital Allowances Act 2001;

             "CASH CONSIDERATION" means the aggregate of the UK Cash Consideration and the Irish Cash Consideration;

             "COMPANIES ACT" means the Companies Act 1985 (as amended by the Companies Act 1989);

             "COMPLETION" means, in relation to the sale and purchase of the UK Business, UK Completion and, in relation to the sale and purchase of the Irish Business, Irish Completion;

             "COMPLETION DATE" means the UK Completion Date or the Irish Completion Date (as the context may require);

             "COMPLETION STATEMENT" means the UK Completion Statement or the Irish Completion Statement (as the context may require);

             "CONNECTED PERSON" means any person connected (within the meaning of section 839 Taxes Act 1988) with the Sellers or any other member of the Sellers' Group, or with any of their respective directors;

             "CONTRACT" means a UK Contract or an Irish Contract (as the context may require);

             "CREDITORS" means the UK Creditors and the Irish Creditors;

             "CUSTOMS" means H. M. Customs & Excise;

             "DATA ROOM DOCUMENTS" means the data room documents referred to in the index set out in Appendix A and attached to the Disclosure Letter;

             "DISCLOSURE LETTER" means the letter of today's date together with the attachments thereto addressed by the Sellers to the Buyers disclosing exceptions to the Warranties;

             "DOMAIN NAMES" means the domain names www.crosseandblackwell.co.uk, www.galeshoney.co.uk, www.sarsons.co.uk, www.sunpat.co.uk, www.waistline.co.uk, www.wobbleweb.co.uk, www.wwwobble.co.uk, www.saveourtakeaways.com and www.saveourtakeaways.co.uk together with any other domain names used exclusively in the UK Business and/or the Irish Business, but not including www.crosseandblackwell.com;

             "DOMAIN NAME TRANSFERS" means transfers of the Domain Names in the form prescribed by Nominet UK, Verisign, Inc. or any other relevant domain name registration authority;

             "EASEMENT" means a Deed of Easement dated 5 February 1999 between
             (1) George Longden Limited and (2) Nestle UK relating to the UK Property at Hadfield;

             "EFFECTIVE TIME" means, in relation to the sale and purchase of the UK Business, midnight on the day immediately prior to the UK Completion Date, and in relation to the sale and purchase of the Irish Business, midnight on the day immediately prior to the Irish Completion Date;

             "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right;

             "ENDORSER BRANDS" means the "Nestle" and "Mackintosh" logos used by Nestle Ireland to endorse the "Double Centre", "Yorkshire Toffee", "Scots Clan" and "Or Toffee" brands in Ireland;

             "EURO" and "(EURO)" means the European single currency being the lawful currency of Ireland;

             "EXCLUDED IRISH ASSETS" means any assets or rights and the benefit of any claims consisting of or comprised in the following:

             (a)     the Irish Receivables;

             (b)     the Excluded Irish IT;

             (c)     the Irish Shared Contracts;

             (d)     cash in hand or at the bank relating to the Irish Business;

             (e)     the Irish Business Intellectual Property;

             (f) amounts recoverable in respect of Irish corporation tax which relate to the Irish Business and which are attributable to the period ended, or transactions occurring, on or before the Irish Completion Date;

             (g) the benefit of any insurance policy of Nestle Ireland or any other member of the Sellers' Group relating to the Irish Business or any of the Irish Assets, Irish Property or Assumed Irish Employees, save for any Insurance Claim; and

             (h) the list headed "Excluded Irish Assets" set out in part 2 of schedule 1;

             "EXCLUDED IRISH IT" means any Hardware or Software owned or used by Nestle Ireland or any other member of the Sellers' Group in relation to the Irish Business other than Irish IT;

             "EXCLUDED IRISH LIABILITIES" means the following liabilities of Nestle Ireland or any Affiliate arising from its/their conduct of the Irish Business or ownership of the Irish Assets and Irish
             Property:

             (a)          all liabilities of Nestle Ireland to Taxation;

             (b) all amounts owed by Nestle Ireland to any third party or any member of the Sellers' Group by way of overdraft or other borrowings;

             (c)          the Irish Creditors;

             (d) all liabilities of Nestle Ireland for breach of the Irish Contracts, to the extent that such breach occurs prior to the Irish Completion Date;

             (e) all product liability and other claims relating to products manufactured by Nestle Ireland prior to the Irish Completion Date, provided that such claims do not arise from the storage, handling or distribution of such products by the Irish Buyer (or any Affiliate) on or after the Irish Completion Date otherwise than in accordance with the business practices of the Irish Business adopted prior to Irish Completion;

             (f) all liabilities which Nestle Ireland specifically agrees to retain pursuant to this Agreement; and

             (g) any liability arising out of a breach of law applicable to the Irish Business by Nestle Ireland or by any of the employees of the Irish Business in circumstances where (and to the extent that) Nestle Ireland is vicariously liable, in each case, prior to Irish Completion;

             "EXCLUDED LIABILITIES" means the Excluded UK Liabilities and the Excluded Irish Liabilities;

             "EXCLUDED UK ASSETS" means any assets or rights and the benefit of any claims consisting of or comprised in the following:

             (a)          the UK Receivables;

             (b)          the Excluded UK IT;

             (c)          the UK Shared Contracts;

             (d)          cash in hand or at the bank relating to the UK
                          Business;

             (e)          the UK Business Intellectual Property;

             (f) amounts recoverable in respect of UK corporation tax which relate to the UK Business and which are attributable to the period ended, or transactions occurring, on or before the UK Completion Date;

             (g) the benefit of any insurance policy of Nestle UK or any other member of the Sellers' Group relating to the UK Business or any of the UK Assets, UK Properties or Assumed UK Employees, save for any Insurance Claim; and

             (h) the list headed "Excluded UK Assets" set out in part 1 of schedule 1;

             "EXCLUDED UK IT" means any Hardware or Software owned or used by Nestle UK or any other member of the Sellers' Group in relation to the UK Business other than UK IT;

             "EXCLUDED UK LIABILITIES" means the following liabilities of Nestle UK or any Affiliate arising from its/their conduct of the UK Business or ownership of the UK Assets and UK Properties:

             (a)          all liabilities of Nestle UK to Taxation;

             (b) all amounts owed by Nestle UK to any third party or any member of the Sellers' Group by way of overdraft or other borrowings;

             (c)          the UK Creditors;

             (d) all liabilities of Nestle UK for breach of the UK Contracts, to the extent that such breach occurs prior to the UK Completion Date;

             (e) all product liability and other claims relating to products manufactured by Nestle UK prior to the UK Completion Date, provided that such claims do not arise from the storage, handling or distribution of such products by the UK Buyer (or any Affiliate) on or after the UK Completion Date otherwise than in accordance with the business practices of the UK Business adopted prior to UK Completion;

             (f) all liabilities which Nestle UK specifically agrees to retain pursuant to this Agreement; and

             (g) any liability arising out of a breach of law applicable to the UK Business by Nestle UK or by any of the employees of the UK Business in circumstances where (and to the extent that) Nestle UK is vicariously liable, in each case, prior to UK Completion;

             "FINANCIAL INFORMATION" means the information set out in schedule
             9;

             "HARDWARE" means any and all computer, telecommunications and network equipment and any aspect or asset of a business which relies in any respect on computer hardware or other information technology (whether embedded or not);

             "HEAD OFFICE EMPLOYEES" means those of the Assumed UK Employees whose principal place of work is at St George's House, Croydon and who are identified in the list headed "Head Office Employees" set out in part 3 of schedule 10;

             "INDEPENDENT EXPERT" shall have the meaning given to it in clause
             31;

             "INSURANCE CLAIM" means the benefit of any claim which arises before Completion pursuant to any Third Party Insurance Policy in relation to any loss or damage to the Relevant Assets and Relevant Property;

             "INTELLECTUAL PROPERTY" means any and all patents, trade marks, service marks, get-up, trade and business names, domain names, logos, copyright (including copyright in computer software), rights in design, database rights and topography rights (whether registered or not and including any applications to register or rights to apply for registration of any of the foregoing including the right to rely on any convention priority period), rights in inventions, Know-How, and all other intellectual property rights or forms of protection of a similar or equivalent nature or effect anywhere in the world;

             "IRELAND" means Ireland, excluding Northern Ireland;

            "IRISH ASSETS" means the Irish Business Claims, Irish Goodwill, Irish Books and Records, Irish Contracts, Irish Fixed Plant, Irish Loose Plant, Irish Local Intellectual Property, Irish Local Know-How, Irish Vehicles, Irish IT and Irish Stock and all other property, rights and assets (other than the Excluded Irish Assets) owned by Nestle Ireland and used, enjoyed or exercised exclusively in the Irish Business on Irish Completion;

             "IRISH BOOKS AND RECORDS" means the lists of customers and suppliers of the Irish Business, and all other records exclusively relating to the Irish Business;

             "IRISH BUSINESS" means the business carried on by Nestle Ireland and Nestle Distribution (Ireland) Limited at or from the Irish Property comprising (a) the production, marketing and sale of the Irish Products; (b) the production of private label and other products manufactured at the Irish Property; and (c) the sales and marketing and other ancillary functions of Nestle Ireland carried on from the Irish Property relating to the Irish Products and the private label and other products manufactured at the Irish Property together with the Snack 5 Business;

             "IRISH BUSINESS CLAIMS" means the benefit of all rights, entitlements or claims to which Nestle Ireland is entitled (other than claims arising under any policy of insurance) arising directly out of or in connection with the operation by Nestle Ireland of the Irish Business prior to Irish Completion, but only to the extent that such rights, entitlements and claims are freely assignable by Nestle Ireland without the consent of a third party;

             "IRISH BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property owned or used by Nestle Ireland or any other member of the Sellers' Group other than the Irish Local Intellectual Property and the Irish Local Know-How;

             "IRISH CASH CONSIDERATION" means the sum of(pound)10,240,005 (exclusive of VAT);

             "IRISH CHARGE" means the trust deed dated 4 February 1930, registered against Nestle Ireland and granted in favour of British Trust Association Limited;

             "IRISH COMPLETION" means completion of the sale and purchase of the Irish Business, Irish Assets and Irish Property in accordance with the terms set out in this Agreement;

             "IRISH COMPLETION DATE" means the date on which Irish Completion takes place (or is scheduled to take place) pursuant to clause 4.6, or such other date as the Relevant Parties shall agree;

             "IRISH COMPLETION STATEMENT" means the statement of apportionments required to be prepared in relation to the Irish Business pursuant to clause 11;

             "IRISH CONTRACTS" means all contracts, agreements and arrangements entered into by Nestle Ireland or any other member of the Sellers' Group which are wholly or partly unperformed at the Irish Completion Date and which relate exclusively to the Irish Business, but excluding:

             (a)          contracts of employment with the Assumed Irish
                          Employees; and

             (b)          any contracts which are Excluded Irish Assets;

             "IRISH CREDITORS" means the aggregate amount of all book, trade and other debts (including, without limitation, financial debt) and sums due (including credit notes granted and sums payable in respect of any breach by Nestle Ireland of any Material Contract prior to Irish Completion), owing, accrued or payable by Nestle Ireland in respect of the Irish Business (whether or not invoiced and whether or not then due and payable) which relate to, or have been incurred in, the period up to Irish Completion (including, without limitation, in respect of goods and services provided to the Irish Business up to Irish Completion);

             "IRISH FIXED PLANT" means the fixed plant, machinery and equipment used or intended for use exclusively in the Irish Business attached or fixed to the Irish Property;

             "IRISH GOODWILL" means the exclusive right for the Irish Buyer to represent itself as carrying on the Irish Business in succession to Nestle Ireland;

             "IRISH IT" means the Hardware listed in part 2 of schedule 13;

             "IRISH LOCAL INTELLECTUAL PROPERTY" means that Intellectual Property owned by Nestle Ireland and used exclusively in the Irish Business;

             "IRISH LOCAL INTELLECTUAL PROPERTY ASSIGNMENT" means the deed under which the Irish Local Intellectual Property is to be assigned by Nestle Ireland to the Irish Buyer;

             "IRISH LOCAL KNOW-HOW" means any Know-How used exclusively in the Irish Business including shop practices, instructions and training manuals, market forecasts, quotations and marketing methods and procedures;

             "IRISH LOOSE PLANT" means the movable plant, machinery, equipment, spare parts, tooling and furniture located at the Irish Property or elsewhere and used or intended for use exclusively in the Irish Business including assets which are capable of being moved if unbolted from the Irish Property, but not including any such assets which are Excluded Irish Assets;

             "IRISH PRODUCTS" means the table sauce, dressings, pickle and vinegar products marketed and sold under the "Chef" brand, the preserves products marketed and sold under the "Fruitfield" brand, the confectionery, preserves and table sauce products marketed and sold under the "Old Time Irish" brand and the confectionery products marketed and sold under the "Silvermints", "Double Centre", "Scots Clan", "Yorkshire Toffee" and "Or Toffee" brands;

             "IRISH PROPERTY" means the freehold property situated at Tallaght, County Dublin, further details of which are set out in part 1 of schedule 5;

             "IRISH RECEIVABLES" means the aggregate amount of all book, trade and other debts or sums due (including suppliers' credit notes), owing, accrued or payable to Nestle Ireland in respect of the Irish Business (whether or not then invoiced and whether or not then due and payable) which relate to the period up to Irish Completion (including, without limitation, in respect of goods and services supplied by the Irish Business up to Irish Completion);

             "IRISH REGULATIONS" means the European Communities (Safeguarding of Employees' Rights on Transfers of Undertakings) Regulations 1980 and 2000;

             "IRISH SCHEME" means the Nestle (Ireland) Pension Fund;

             "IRISH SHARED CONTRACTS" means those contracts, agreements and arrangements entered into by Nestle Ireland or any other member of the Sellers' Group which are wholly or partly unperformed at the Irish Completion Date and which relate in part to the Irish Business and in part to other businesses of the Sellers' Group (other than solely the UK Business);

             "IRISH STOCK" means the stock in trade, raw materials, fuels, packaging materials, engineering spares and work in progress, in each case, located at suppliers of the Irish Business in Ireland or at the Irish Property or in transit and finished goods acquired or produced in the course of and which relate exclusively to the Irish Business as at Irish Completion, including the Snack 5 Stock;

             "IRISH VEHICLES" means the motor vehicles listed in part 2 of schedule 11; and

             "KNOW-HOW" means trade secrets and confidential business information (including, without limitation, details of supply arrangements), customer lists and pricing policy, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research, advertising literature, unpatented technical and other information (including inventions, discoveries, production methods and techniques, recipes, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation in testing and information comprised in computer software) together with all common law and statutory rights protecting any such thing, including any action for breach of confidence and any similar or analogous rights to any of the above, whether arising or granted under the laws of England or Ireland or any other jurisdiction;

             "LONDON STOCK EXCHANGE" means London Stock Exchange plc;

             "MERGERS ACT" means the Irish Mergers, Take-overs and Monopolies (Control) Act 1978 (as amended);

             "PARTIES" means the parties to this Agreement (and "RELEVANT PARTIES" means the Relevant Buyer and the Relevant Seller, as the context may require);

             "PRODUCTS" means the UK Products and the Irish Products;

             "PROPERTIES" means the UK Properties and the Irish Property, and all of them and any of them as the context admits or any part or parts thereof (and "RELEVANT PROPERTY" means the UK Properties or the Irish Property as the context may require);

             "RECEIVABLES" means the UK Receivables and the Irish Receivables;

             "REGULATIONS" means the UK Regulations or the Irish Regulations (as the context may require);

             "RELEVANT EXCLUDED ASSETS" means the Excluded UK Assets or the Excluded Irish Assets (as the context may require);

             "ROWNTREE'S EQUIPMENT" means the plant and machinery located at Nestle's production facility in Aylesbury and currently used exclusively in the manufacture of Rowntree's dehydrated desserts;

             "REGULATORY REQUIREMENTS" means any applicable requirement of law or of any person who has regulatory authority in relation to the relevant matter or person;

             "SELLERS" means Nestle UK and Nestle Ireland, and each of them and either of them as the context admits (and "RELEVANT SELLER" means Nestle UK or Nestle Ireland, as the context may require);

             "SELLERS' CODES" means the Global Trade Item Number and SSCC number relating to each Product;

             "SELLERS' GROUP" means the Sellers and any Affiliate of the Sellers for the time being, and all of them and any of them as the context admits;

             "SELLERS' IRISH SOLICITORS" means A & L Goodbody;

             "SELLERS' PENSION SCHEMES" means the UK Scheme and the Irish Scheme (and each of them and either of them as the context may require) (and "RELEVANT SELLER'S PENSION SCHEME" shall be construed accordingly);

             "SELLERS' UK SOLICITORS" means CMS Cameron McKenna;

             "SENIOR EMPLOYEES" means any of the Assumed UK Employees who are entitled to salary in excess of (pound)50,000 per annum and any of the Assumed Irish Employees who are entitled to salary in excess of
             (euro)80,000 per annum;

             "SNACK 5 BUSINESS" means the business carried on by Nestle Ireland comprising the import, marketing and sale of the Snack 5 Products;

             "SNACK 5 PRODUCTS" means the dehydrated instant snack products marketed and sold under the "Snack 5" brand;

             "SNACK 5 STOCK" means the finished goods that relate exclusively to the Snack 5 Business (wherever located) as at Irish Completion;

             "SNACK STOP BUSINESS" means the business carried on by Nestle UK comprising the production, marketing and sale of the Snack Stop Products;

             "SNACK STOP EQUIPMENT" means the plant and machinery located at Nestle's production facility in Aylesbury and currently used exclusively in the manufacture of the Snack Stop Products;

             "SNACK STOP PRODUCTS" means the dehydrated instant snack products marketed and sold under the "Snack Stop" brand;

             "SNACK STOP STOCK" means the stock in trade, raw materials, packaging materials, engineering spares (intended for use in connection with the Snack Stop Equipment) and work in progress, in each case, located at suppliers of the Snack Stop Business or located at or formerly located at Nestle's production facility in Aylesbury and finished goods acquired or produced in the course of and which relate exclusively to the Snack Stop Business as at UK Completion;

             "SOFTWARE" means any and all computer programs in both source and object code form, including all modules, routines and sub-routines such programs and all source and other preparatory materials relating to them, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and any manuals or other documentation relating to them and computer generated works;

             "STOCK" means the UK Stock and the Irish Stock (and "RELEVANT STOCK" means the UK Stock or the Irish Stock, as the context may require);

             "STOCK VALUATION POLICY" means the policies for valuing Stock as set out in schedule 12;

             "TAXATION" or "TAX" means:

             (a) all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or Ireland or any other jurisdiction; and

             (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within
                          (a) above;

             "TAXATION AUTHORITY" means the Inland Revenue, Customs, the Department of Social Security, the Irish Revenue Commissioners and any other governmental, local, federal, state or other authority whatsoever competent to impose any Taxation, whether in the United Kingdom or Ireland or elsewhere;

             "TCGA" means the Taxation of Chargeable Gains Act 1992;

             "TERRITORY" means, in relation to the UK Business, the United Kingdom, and in relation to the Irish Business, Ireland;

             "THIRD PARTY INSURANCE POLICIES" means the insurance policies described in Schedule 8;

             "UK ASSETS" means the UK Business Claims, UK Goodwill, UK Books and Records, UK Contracts, UK Fixed Plant, UK Loose Plant, UK Local Intellectual Property, UK Local Know-How, UK Vehicles, UK IT, UK Stock, Rowntrees Equipment, Snack Stop Equipment and Snack Stop Stock and all other property, rights and assets (other than the Excluded UK Assets) owned by Nestle UK and used, enjoyed or exercised exclusively in the UK Business on UK Completion;

             "UK BOOKS AND RECORDS" means the lists of customers and suppliers of the UK Business, and all other records exclusively relating to the UK Business;

             "UK BUSINESS" means the business carried on by Nestle UK comprising
             (a) the production of those of the UK Products manufactured at the UK Properties; (b) the right for the Relevant Buyer to produce those of the UK Products as are manufactured at location(s) other than the UK Properties; (c) the production of private label, industrial ingredients and other products manufactured at the UK Properties; and (d) the sales and marketing and other ancillary functions of Nestle UK carried on from Nestle UK's offices in Croydon relating to the UK Products and the private label, industrial ingredients and other products manufactured at the UK Properties together with the Snack Stop Business;

             "UK BUSINESS CLAIMS" means the benefit of all rights, entitlements or claims to which Nestle UK is entitled (other than claims arising under any policy of insurance) arising directly out of or in connection with the operation by Nestle UK of the UK Business prior to UK Completion, but only to the extent that such rights, entitlements and claims are freely assignable by Nestle UK without the consent of a third party;

             "UK BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property owned or used by Nestle UK or any other member of the Sellers' Group other than the UK Local Intellectual Property and the UK Local Know-How;

             "UK CASH CONSIDERATION" means the sum of(pound)102,000,000 (exclusive of VAT);

             "UK COMPLETION" means completion of the sale and purchase of the UK Business, UK Assets and UK Properties in accordance with the terms set out in this Agreement;

             "UK COMPLETION DATE" means the date on which UK Completion takes place (or is scheduled to take place) pursuant to clause 4.1, or such other date as the Relevant Parties shall agree;

             "UK COMPLETION STATEMENT" means the statement of apportionments required to be prepared in relation to the UK Business pursuant to clause 11;

             "UK CONTRACTS" means all contracts, agreements and arrangements entered into by Nestle UK or any other member of the Sellers' Group which are wholly or partly unperformed at the UK Completion Date and which relate exclusively to the UK Business, but excluding:

             (a)          contracts of employment with the Assumed UK Employees;
                          and

             (b)          any contracts which are Excluded UK Assets;

             "UK CREDITORS" means the aggregate amount of all book, trade and other debts (including, without limitation, financial debt) and sums due (including credit notes granted and sums payable in respect of any breach by Nestle UK of any Material Contract prior to UK Completion), owing, accrued or payable by Nestle UK in respect of the UK Business (whether or not invoiced and whether or not then due and payable) which relate to, or have been incurred in, the period up to UK Completion (including, without limitation, in respect of goods and services provided to the UK Business up to UK Completion);

             "UK FIXED PLANT" means the fixed plant, machinery and equipment used or intended for use exclusively in the UK Business attached or fixed to the UK Properties;

             "UK GOODWILL" means the exclusive right for the Buyer to represent itself as carrying on the UK Business in succession to Nestle UK;

             "UK IT" means the Hardware listed in part 1 of schedule 13;

             "UK LISTING AUTHORITY" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

             "UK LOCAL INTELLECTUAL PROPERTY" means that Intellectual Property owned by Nestle UK and used exclusively in the UK Business;

             "UK LOCAL INTELLECTUAL PROPERTY ASSIGNMENT" means the deed under which the UK Local Intellectual Property is to be assigned by Nestle UK to the UK Buyer;

             "UK LOCAL KNOW-HOW" means any Know-How used exclusively in the UK Business including shop practices, instructions and training manuals, market forecasts, quotations and marketing methods and procedures;

             "UK LOOSE PLANT" means the movable plant, machinery, equipment, spare parts, tooling and furniture located at the UK Properties and used or intended for use exclusively in the UK Business including any assets which are capable of being moved if unbolted from the UK Properties, but not including any such assets which are Excluded UK Assets;

             "UK PRODUCTS" means the pickle products marketed and sold under the "Crosse & Blackwell" (including sub brands such as Branston, Sarson's and Waistline) and "Pan Yan" brands, the table sauce, vinegar and dressings products marketed and sold under the "Crosse & Blackwell" and "Dufrais" brands, the spreads products marketed and sold under the "Gale's" and "Sun-Pat" brands, the ambient dessert products marketed and sold under the "Rowntree's" brand and the dehydrated food products marketed and sold under the "Crosse & Blackwell" and "Creamola" brands, but not including the Snack Stop Products;

             "UK PROPERTIES" means the freehold properties located at Hadfield, Derbyshire and Middleton, Greater Manchester, further details of which are set out in part 1 of schedule 4;

             "UK RECEIVABLES" means the aggregate amount of all book, trade and other debts or sums due (including suppliers' credit notes), owing, accrued or payable to Nestle UK in respect of the UK Business (whether or not then invoiced and whether or not then due and payable) which relate to the period up to UK Completion (including, without limitation, in respect of goods and services supplied by the UK Business up to UK Completion);

             "UK REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

             "UK SCHEME"  means the Nestle UK Pension Fund;

             "UK SHARED CONTRACTS" means those contracts, agreements and arrangements entered into by Nestle UK or any other member of the Sellers' Group which are wholly or partly unperformed at the UK Completion Date and which relate in part to the UK Business and in part to other businesses of the Sellers' Group (other than solely the Irish Business);

             "UK STOCK" means the stock in trade, raw materials, fuels, packaging materials, engineering spares and work in progress, in each case, located at suppliers of the UK Business or at the UK Properties or in transit and finished goods acquired or produced in the course of and which relate exclusively to the UK Business as at UK Completion, but not including any raw honey produced in China and any finished honey products which contain raw honey produced in China;

             "UK VEHICLES" means the motor vehicles listed in part 1 of schedule 11; and

             "VAT" means value added tax (in the UK and/or Ireland) or any similar tax which may be substituted for it or levied in addition to it;

             "VATA" means the Value Added Tax Act 1994;

             "VAT ELEMENT" means the amount of consideration for any supply of goods or services which is attributable to VAT chargeable on that supply;

             "WARRANTIES" means the warranty given pursuant to clause 16.1 and each of the warranty statements set out in schedule 3, and each warranty statement shall be a "WARRANTY" (and "WARRANTY STATEMENT" shall be construed accordingly).

1.2          In this Agreement:

             1.2.1 the table of contents and headings are for convenience only and shall not form part of the operative provisions, or affect the construction of this Agreement;

             1.2.2 references to the Parties include their respective permitted assignees and, in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa;

             1.2.3 references to any statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that statute, statutory provision, directive or legislation as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or legislation;

             1.2.4 references to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

             1.2.5 references to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Agreement;

             1.2.6 the recitals, the schedules and the documents in the Agreed Form part of the operative provisions of this Agreement and references to this Agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and the documents in the Agreed Form; and

             1.2.7 the expressions "HOLDING COMPANY", "SUBSIDIARY" and "SUBSIDIARY UNDERTAKING" bear the same meanings as they respectively bear in the Companies Act.

2.           SALE AND PURCHASE

             UK BUSINESS

2.1 Nestle UK, as beneficial owner, shall sell (or procure to be sold) to the UK Buyer with full title guarantee and the UK Buyer shall purchase the UK Assets and the UK Business with effect from UK Completion free from any Encumbrances.

2.2 Clause 2.1 shall (subject to the provisions contained in clause 12) operate as an assignment of the benefit (subject to the burden) of each of the UK Contracts with effect from UK Completion.

2.3 The Excluded UK Assets and the Excluded UK Liabilities are not included in the sale and purchase pursuant to clause 2.1.

2.4 Nestle UK shall sell to the UK Buyer the UK Properties subject to the conditions set out in schedule 4.

             IRISH BUSINESS

2.5 Nestle Ireland, as beneficial owner, shall sell (or procure to be sold) to the Irish Buyer and the Irish Buyer shall purchase the Irish Assets (other than the Irish Fixed Plant which shall be sold in accordance with clause 2.8) and the Irish Business with effect from Irish Completion free from any Encumbrances.

2.6 Clause 2.5 shall (subject to the provisions contained in clause 12) operate as an assignment of the benefit (subject to the burden) of each of the Irish Contracts with effect from Irish Completion.

2.7 The Excluded Irish Assets and the Excluded Irish Liabilities are not included in the sale and purchase pursuant to clause 2.5.

2.8 Nestle Ireland shall sell to the Irish Buyer the Irish Property and the Irish Fixed Plant subject to the conditions set out in schedule 5.

3.           CONSIDERATION

3.1 The aggregate consideration for the sale of the UK Assets and UK Properties shall be:

             3.1.1 the payment by the UK Buyer to Nestle UK of the UK Cash Consideration, such sum to be paid in cash on UK Completion in accordance with clause 4.2.4;

             3.1.2 the assumption by the UK Buyer of the Assumed UK Liabilities; and

             3.1.3 the payment by the UK Buyer to Nestle UK of the sum of (pound)13,000,000 (which shall be retained by Nestle UK in the event that the sale of the Irish Business under this Agreement is not completed (in which case it shall be treated as additional consideration for the UK Goodwill);

3.2 The aggregate consideration for sale of the Irish Assets and Irish Property shall be:

             3.2.1 the payment by the Irish Buyer to Nestle Ireland of the Irish Cash Consideration, such sum to be paid in cash on Irish Completion in accordance with clause 4.6.5; and

             3.2.2 the assumption by the Irish Buyer of the Assumed Irish Liabilities.

3.3 The amounts payable for each of the Assets and Properties shall be the amount apportioned thereto as set out in schedule 2, and such amounts shall be adopted by the Relevant Seller and the Relevant Buyer for all purposes including Tax and stamp duty.

3.4 Any amount payable by the Relevant Seller to the Relevant Buyer or by the Relevant Buyer to the Relevant Seller (as the case may be) pursuant to clause 10.8, 10.9 or 11.9 shall, so far as possible and reasonable, adjust the sum attributed to the particular Relevant Asset in respect of which such payment is required to be made or, if no such adjustment is possible or reasonable, shall adjust the sum attributed to UK Goodwill or, in the case of an adjustment paid to or by the Irish Seller, the sum attributed to such other Relevant Assets as shall be reasonable (as the context may require) accordingly.

4.           COMPLETION

4.1 UK Completion shall take place at the offices of the Sellers' UK Solicitors at 10am on 27 May 2002.

4.2          On UK Completion:

             4.2.1 Nestle UK shall deliver (or otherwise make available) to the Buyer at the UK Properties, all certificates, records and other papers in its possession or control relating to the UK Local Intellectual Property and UK Local Know-How (if any), those of the UK Books and Records located at the UK Properties, the UK Loose Plant and all other UK Assets which are capable of transfer by delivery with the intent that title in such UK Assets shall pass by and upon such delivery, and shall permit the UK Buyer to enter into and take possession of such UK Assets;

             4.2.2 Nestle UK will deliver to the UK Buyer the title deeds and documents relating to the UK Properties;

             4.2.3 Nestle UK will execute (or, where relevant, procure the execution of) and deliver to the UK Buyer, and the UK Buyer will execute (or, where relevant, procure the execution of) and deliver to Nestle UK:

                          (a)          the UK Local Intellectual Property
                                       Assignment;

                          (b)          the Domain Name Transfers; and

                          (c)          transfers of the UK Properties in the
                                       Agreed Form;

             4.2.4        the UK Buyer shall pay:

                          (a)          the UK Cash Consideration; and

                          (b) the sum of(pound)13,000,000 (which shall be repaid only on Irish Completion);

                          by the electronic transfer of funds to the bank account of the Sellers' UK Solicitors at Lloyds TSB Bank plc, 39 Threadneedle Street, London EC2R 8AU, account number 0230949, sort code 30-00-09 and the receipt of the Sellers' UK Solicitors therefor shall be a good discharge to the UK Buyer.

4.3 If the Buyer or Nestle UK (the "DEFAULTING PARTY") fails in any material respect to comply with its completion obligations set out in clause 4.2 on the date specified for UK Completion in clause 4.1, the other Party (the "NON-DEFAULTING Party") will not be obliged to complete the sale and purchase of the UK Business, UK Assets and UK Properties in accordance with this Agreement and may immediately by written notice:

             4.3.1 defer the date set for UK Completion to a date not more than 28 days after the date set out in clause 4.1;

             4.3.2 without prejudice to its rights under this Agreement, proceed so far as practicable with the transactions contemplated by this Agreement in relation to the sale and purchase of the UK Business, UK Assets and UK Properties;

             4.3.3 terminate those provisions of this Agreement that relate solely to the sale and purchase of the UK Business, UK Assets and UK Properties, but without prejudice to any rights of the Non-Defaulting Party against the Defaulting Party in respect of any antecedent breach of this Agreement; or

             4.3.4 waive all or any of the Defaulting Party's completion obligations at its discretion.

4.4 Irish Completion shall be conditional upon (i) the Charge having been formally released (ii) the UK Buyer not having exercised any right to terminate (to the extent the same exists) pursuant to clause 4.3.3 and (iii) the Minister for Enterprise, Trade and Employment having stated in writing to the Irish Buyer and Nestle Ireland that she does not intend to make an order under section 9 of the Mergers Act in relation to the proposed acquisition of the Irish Assets and the continuation of the Irish Business by the Irish Buyer; or, in the event of the said Minister making an order subject to conditions, the Relevant Parties accepting such conditions and for this purpose the Relevant Parties undertake to co-operate with each other in good faith and accept any and all reasonable conditions and the Irish Buyer further undertakes to accept and give such undertakings relating to its business, the Irish Business and any operations in Ireland as the said Minister shall require of it; or, in the event of no such order being made and the said Minister not stating in writing that she does not intend to make such an order, the "relevant period" within the meaning of section 6 of the Mergers Act, having elapsed PROVIDED THAT if the condition set out in (i) above has not been fulfilled in circumstances where the conditions set out in (ii) and (iii) above have been fulfilled, the Irish Buyer may elect (within 5 Business Days thereafter) either:

             4.4.1 to waive the condition set out in (i) above and proceed to Irish Completion, in which event Nestle UK shall indemnify and keep indemnified and hold harmless the Buyers' Group against any costs, claims, damages, expenses and other losses that they may incur as a result of the failure to procure the formal release of the Charge by Nestle Ireland prior to Irish Completion; or

             4.4.2 not to complete the purchase of the Irish Business, Irish Assets and Irish Property, in which event the UK Buyer shall, for the avoidance of doubt, be entitled to retain the payment of (pound)13,000,000 made pursuant to clause 4.2.4.

4.5 The Relevant Parties shall each use their reasonable endeavours (and shall co-operate with each other) so as to procure that the conditions specified in clause 4.4 are satisfied on or before the date falling six months after the date of this Agreement or the relevant date specified by the Minister (whichever is the later). If such conditions are not so satisfied, those provisions of this Agreement that relate solely to the sale and purchase of the Irish Business shall terminate and have no further effect and the Irish Buyer and Nestle Ireland shall be released and discharged from their respective obligations under those provisions of this Agreement but without prejudice to any rights of the Irish Buyer or Nestle Ireland against the other in respect of any antecedent breach of this Agreement.

4.6 Irish Completion shall take place at the offices of the Sellers' Irish Solicitors on the fifth Business Day following satisfaction of the conditions set out in clause 4.4 at which time:

             4.6.1 Nestle Ireland shall deliver (or otherwise make available) to the Irish Buyer at the Irish Property, all certificates, records and other papers in its possession or control relating to the Irish Local Intellectual Property and the Irish Know-How (if any), the Irish Books and Records, the Irish Loose Plant and all other Irish Assets which are capable of transfer by delivery with the intent that title in such Irish Assets shall pass by and upon such delivery, and shall permit the Irish Buyer to enter into and take possession of such Irish Assets and prior to Irish Completion, Nestle Ireland shall ensure that all bolts and fastenings attaching plant, machinery or fittings to land or buildings (insofar as included in the sale hereunder) shall be undone so that the same shall be severed at Irish Completion and the title thereto shall pass by delivery;

             4.6.2 Nestle Ireland will execute (or, where relevant, procure the execution of) and deliver to the Irish Buyer, and the Irish Buyer will execute (or, where relevant, procure the execution of) and deliver to Nestle Ireland:

                          (a) the Irish Local Intellectual Property Assignment; and

                          (b) a transfer of the Irish Property (in the Agreed Form);

             4.6.3 Nestle Ireland will produce to the Irish Buyer a capital gains tax certificate issued under section 980(8) Taxes Consolidation Act 1997 confirming that Tax should not be deducted from that part of the Irish Cash Consideration that is attributable to the Irish Property and Irish Goodwill;

             4.6.4        Nestle Ireland shall deliver to the Irish Buyer:

                          (a) the documents listed in Special Condition 15 in part 2 of schedule 5; and

                          (b) the deeds and documents relating to the Irish Property;

             4.6.5 subject to Nestle UK having repaid the sum referred to in clause 4.2.4, the Irish Buyer shall pay the Irish Cash Consideration to Nestle Ireland by the electronic transfer of funds to the bank account of the Sellers' Irish Solicitors at Bank of Ireland (International Banking), Head Office, Lower Baggot Street, Dublin 2, account number 30892089, swift code BOFI 1E2D and the receipt of the Sellers' Irish Solicitors therefor shall be a good discharge to the Irish Buyer.

4.7 If, following satisfaction of the conditions set out in clause 4.4, the Irish Buyer or Nestle Ireland (the "DEFAULTING PARTY") fails in any material respect to comply with its completion obligations set out in clause 4.6 on the date specified for Irish Completion in clause 4.6, the other Party (the "NON-DEFAULTING PARTY") will not be obliged to complete the sale and purchase of the Irish Business, Irish Assets and Irish Property in accordance with this Agreement and may immediately by written notice:

             4.7.1 defer the date set for Irish Completion to a date not more than 28 days after the date set out in clause 4.6;

             4.7.2 without prejudice to its rights under this Agreement, proceed so far as practicable with the transactions contemplated by this Agreement in relation to the sale and purchase of the Irish Business, Irish Assets and Irish Property;

             4.7.3 terminate those provisions of this Agreement that relate solely to the sale and purchase of the Irish Business, Irish Assets and Irish Property, but without prejudice to any rights of the Non-Defaulting Party against the Defaulting Party in respect of any antecedent breach of this Agreement; or

             4.7.4 waive all or any of the Defaulting Party's completion obligations at its discretion.

4.8 The UK Buyer's obligation to pay the Irish Cash Consideration pursuant to clause 4.6.5 may be set off against Nestle UK's obligation to repay the sum referred to in clause 4.2.4.

5.           INTERIM PERIOD

5.1 Pending Completion, the Relevant Seller undertakes to the Relevant Buyer that (unless otherwise agreed in writing by the Relevant Buyer) it shall:

             5.1.1 carry on the Relevant Business in the ordinary course of trading in the manner in which the same has been carried on prior to the date of this Agreement in accordance with all applicable legal and administrative requirements of a material nature;

             5.1.2 not make any material change in the nature of the Relevant Business;

             5.1.3 not enter into any contract of a long-term or unusual nature exceeding (pound)200,000 or (euro)100,000 in value (as appropriate);

             5.1.4 not enter into or vary in any material respect any transaction in respect of the Relevant Business otherwise than in the ordinary course of trading and on arms' length terms;

             5.1.5 save as disclosed by the Data Room Documents, not (other than in consultation with the Relevant Buyer) employ or dismiss any persons whose remuneration exceeds (pound)150,000 (in aggregate) in the UK or
                          (euro)150,000 (in aggregate) in Ireland other than (in relation to dismissal) any person whom the Relevant Seller is entitled to dismiss summarily;

             5.1.6 not dispose of or agree to dispose of any material Relevant Asset or material Relevant Stock other than in the ordinary course of business;

             5.1.7 not create, extend, grant, issue or redeem or agree to create, grant or issue any Encumbrance over the Relevant Business or the Relevant Assets (other than liens arising in the ordinary course of business);

             5.1.8 not agree to make capital expenditure or commitments requiring capital expenditure in excess of (pound)50,000 in the UK or (euro)25,000 in Ireland in respect of any individual contract, or (pound)200,000 in the UK or (euro)100,000 in Ireland in aggregate;

             5.1.9 save in the ordinary course of business, not agree to give an indemnity, guarantee or other agreement to secure a third party's obligation;

             5.1.10 not pay or delay payment to its creditors other than in the ordinary course of business, nor change its policies in relation to the payment of creditors;

             5.1.11 not commence, compromise, settle or waive any material right in relation to ongoing litigation or arbitration proceedings;

             5.1.12 not do anything likely to affect the Relevant Seller's rights in respect of the UK Local Intellectual Property or Irish Local Intellectual Property (as the case may be);

             5.1.13 not alter or agree to alter any terms of employment or benefits affecting all of its employees or alter any material working practices of the Relevant Business or collective agreement relating to such material working practices; and

             5.1.14 not amend or discontinue (wholly or partly) the Relevant Seller's Pension Scheme or communicate to any of the members of the Relevant Seller's Pension Scheme a plan, proposal or intention to amend or discontinue (wholly or partly) that scheme (unless and to the extent that such amendment is required by law);

             5.1.15 at the reasonable request of the Relevant Buyer, provide the Relevant Buyer reasonably promptly with information concerning the business, assets and ongoing affairs of the Relevant Business;

             5.1.16 on reasonable notice, allow the Relevant Buyer and its officers and representatives reasonable access to the Relevant Property at pre-arranged times convenient to both the Relevant Seller and the Relevant Buyer and allow the Relevant Buyer and its officers and representatives reasonable access to Senior Employees at all times having regard to such persons' ongoing duties as employees of the Relevant Seller;

             5.1.17 continue (consistent with past practice) to maintain the Third Party Insurance Policies and not knowingly do anything which would cause any such insurance policies to become void; and

             5.1.18 save in the ordinary course of business, not to do anything to affect the value or existing use or covenants or consents of or pertaining to the Relevant Properties.

5.2 The UK Buyer shall have the right to elect by notice in writing to Nestle UK not to complete the acquisition of the UK Business, UK Assets and UK Properties in the event of there having occurred in the period pending UK Completion any destruction or damage to the UK Properties and/or UK Assets which results in a Material Effect on the UK Business taken as a whole. A "Material Effect" for the purposes of this clause 5.2, means that the events described above are of such considerable significance as to have caused a fundamental adverse change to the UK Business which is of a long term nature and which fundamentally affects the value of the Business.

5.3 During the period from the date of this Agreement until such time as the Irish Buyer exercises its right not to acquire the Irish Business, Irish Assets and Irish Property pursuant to clause 4.4.2 (to the extent that such right exists), Nestle Ireland shall use its best endeavours to procure the formal release of the Charge.

6.           CREDITORS AND RECEIVABLES

6.1 The Sellers shall collect the Receivables for their own account and the Buyers shall give reasonable assistance to the Sellers to enable the Sellers to collect the Receivables. The Relevant Parties shall co-operate to ensure that in all respects, including the application of payments in dealing with defaulting debtors, debtors are treated in a manner which is consistent with the Relevant Seller's previous practice.

6.2 Any sums received by the Relevant Buyer representing any of the Receivables shall be held on trust by the Relevant Buyer for the Relevant Seller and shall be paid to the Relevant Seller as soon as reasonably practicable after they are received by the Relevant Buyer. If a payment is received by the Relevant Buyer from a person who owes any of the Receivables and who is also a debtor of the Relevant Buyer, such payment shall be applied (save in the case of any direction of that person to the contrary) in discharge of the earliest undischarged debt due from that person to the Relevant Seller or the Relevant Buyer (as the case may be).

6.3 If the Sellers receive any sums following the Completion Date which represent payment by a third party for goods or services supplied by the Relevant Business following the Completion Date, the Relevant Seller shall hold such sums on trust for the Relevant Buyer and shall account to the Relevant Buyer for such sums as soon as reasonably practicable after they are received by it.

6.4 The Sellers shall discharge the Creditors and shall indemnify the Buyers against all costs, claims, demands, proceedings, expenses and liabilities in respect of them.

6.5 The Buyers shall discharge all post-completion creditors (as hereinafter defined) and shall indemnify the Sellers against all costs, claims, demands, proceedings, expenses and liabilities in respect of them. In this clause 6.5, "POST-COMPLETION CREDITORS" means the aggregate amount of all book, trade and other debts (including, without limitation, financial debt) and sums (including credit notes granted) in respect of the UK Business which arise in the period following UK Completion, and in respect of the Irish Business which arise in the period following Irish Completion.

7.           SELLERS' POST COMPLETION OBLIGATIONS

7.1 Subject to the provisions contained in the Services Agreements, the benefit of all contracts and orders relating to the UK Business which are placed with Nestle UK on or after UK Completion, and the benefit of all contracts and orders relating to the Irish Business which are placed with Nestle Ireland on or after the Irish Completion, and all payments relating to such contracts and orders which are received by the Sellers (which shall be dealt with in accordance with clause 6.3), shall belong to and be for the benefit of the Relevant Buyer and the Relevant Seller shall as soon as reasonably practicable send to the Relevant Buyer all notices, correspondence, information, orders or enquiries relating to the Relevant Business or the Relevant Assets which are received by it on or after Completion.

7.2 During the six years following the Completion Date, the Relevant Seller will, as soon as reasonably practicable following request, provide the Relevant Buyer with all information in tangible form known to it (or which would on reasonable enquiry be known to it) in relation to the Relevant Seller's operation of the Relevant Business prior to the Completion Date which after the Completion Date remains in the Relevant Seller's (but not the Relevant Buyer's) possession or control if it is required by the Relevant Buyer for the purposes of complying with Regulatory Requirements.

7.3 As soon as reasonably practicable after UK Completion and in any event by no later than 30 September 2002, Nestle UK shall procure that:

             7.3.1 those of the UK Books and Records that are located at its offices in Croydon are delivered to the UK Buyer and pending such delivery Nestle UK shall make all such books and records available for inspection by the UK Buyer (or its representatives) at its offices in Croydon at all reasonable times and on reasonable prior notice; and

             7.3.2 the Rowntree's Equipment, Snack Stop Equipment and Snack Stop Stock is (in each case) delivered to the property referred to in part 1 of schedule 4, and (as applicable) commissioned and made available for use.

7.4 Nestle Ireland shall procure that the Irish Buyer shall be entitled to use the Endorser Brands on "Double Centre", "Yorkshire Toffee", "Scots Clan" and "Or Toffee" products for a period of six months following the Irish Completion Date.

7.5 On or as soon as reasonably practicable after the date of this Agreement, the Relevant Parties shall send out a joint notice in the Agreed Form to all of the suppliers and customers of the

             Relevant Business notifying them of the proposed transfer of the Relevant Business to the Buyer.

7.6 The Relevant Seller undertakes to provide the Relevant Buyer with all reasonable assistance and information to enable the Relevant Buyer to calculate its entitlement to capital allowances on the buildings located at the UK Properties and the Irish Property (as the case may be).

7.7 To the extent that any Insurance Claim arises, the Sellers will (at the Relevant Buyer's request), subject to being indemnified by the Buyers against any expense, cost or liability which they may thereby incur (including, without limitation, any excess or deductible payable under the relevant policy of insurance), use their reasonable endeavours, consistent with past practice, to enforce such Insurance Claim and pay to the Relevant Buyer any proceeds thereof, net of any excess and costs (including Tax) incurred by the Relevant Seller.

8.           BUYERS' POST COMPLETION OBLIGATIONS

8.1 During the six years following the Completion Date, the Relevant Buyer will, as soon as reasonably practicable following request, provide the Relevant Seller with all information in tangible form known to it (or which would on reasonable enquiry be known to it) in relation to the Relevant Business, if it is required by the Relevant Seller for the purposes of complying with Regulatory Requirements.

8.2 If any complaints are made after Completion by customers of the Relevant Business in relation to goods delivered by the Relevant Seller prior to Completion, the Relevant Buyer shall, as soon as reasonably practicable after such complaints come to its notice, furnish full particulars thereof in writing to the Relevant Seller so as to enable it to investigate the same. If the Relevant Seller shall require the Relevant Buyer to supply to the customer in question any goods by way of replacement, the Relevant Buyer shall (on the request in writing by the Relevant Seller) supply the same to the customer and charge the Relevant Seller for such goods at cost price.

8.3 Following Completion, where physically located at the Properties, the Relevant Buyer will hold the Excluded UK Assets and the Excluded Irish Assets on trust for the Relevant Seller and shall (subject to the terms of the Services Agreements) permit the Relevant Seller to enter the Properties at reasonable pre-arranged times to remove them. The Relevant Seller undertakes that if the removal of any Relevant Excluded Assets causes damage to the Relevant Property and/or the Relevant Assets, the Relevant Seller will restore the damaged property to its prior condition.

8.4 Save as expressly set out in this Agreement, the Buyers acknowledge and agree on behalf of themselves and each member of the Buyers' Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in any trade mark, house mark or company name to the extent it contains or consists of the words "Mackintosh's" or "Nestle" or any other mark in which any of those words or elements appears

             (together the "SELLERS' MARKS"). The Buyers agree that they will procure that as soon as reasonably practicable and, in any event, within six months following the UK Completion Date, the Sellers' Marks and the Sellers' Codes will be removed from all signage, stocks, sales literature or other promotional or packing materials or literature and all other assets whatsoever of the Buyers and the Buyers agree that neither they nor any other member of the Buyers' Group will use the Sellers' Marks or the Sellers' Codes or any signage, stocks, sales literature or other promotional or packing materials or literature bearing or containing a Sellers' Mark or a Sellers' Code nor shall the Buyers or any other member of the Buyers' Group hold themselves out as being part of or in any way connected with the Sellers' Group. The Buyers will as soon as practicable and in any event within six months following the UK Completion Date obtain new Sellers' Codes for each of the Products.

9.           ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

9.1 The Buyers undertake with the Sellers (for themselves and as trustee for each member of the Sellers' Group) that they will duly and properly perform, assume and pay and discharge when due, and indemnify the Sellers (and each member of the Sellers' Group) against, all Assumed Liabilities.

9.2 Subject to the provisions of the Services Agreements insofar as the procedures for payment, satisfaction and discharge are concerned, the Sellers hereby agree with the Buyers (for themselves and as trustee for each member of the Buyers' Group) that they will pay and discharge when due, and indemnify the Buyers (and each member of the Buyers' Group) against, all Excluded Liabilities.

9.3 If any action, claim or demand is brought or alleged against the Buyers or, as the case may be, the Sellers (the "INDEMNIFIED PARTY") in respect of which an indemnity is to be sought from the Sellers or, as the case may be, the Buyers (the "INDEMNIFYING PARTY") pursuant to this clause 9, the Indemnified Party shall as soon as reasonably practicable notify the Indemnifying Party of such action, claim or demand and the Indemnifying Party shall have the option to assume the defence thereof. If the Indemnifying Party fails to assume such defence, it shall be liable to the Indemnified Party for any reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with such defence and the Indemnified Party shall be entitled to conduct such defence in such a manner as it shall, in its absolute discretion, deem appropriate. Where the Indemnifying Party assumes such defence, it shall not settle the action, claim or demand without the consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed).

10.          APPORTIONMENTS, PREPAYMENTS AND DISCOUNTS

10.1 All periodical charges and periodical outgoings of each Relevant Business, including but not limited to, rents, rates, non-customer rebates, gas, electricity, telephone and water charges and all liabilities in relation to salaries (including PAYE), wages, national insurance and pension contributions, accrued holiday pay and holiday entitlements (but not any entitlement to redundancy payments or any other obligation in respect of an Assumed Employee's period of continuous service) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period up to the Effective Time shall be borne by the Relevant Seller and such part of the relevant charges attributable to the period after the Effective Time shall be borne by the Relevant Buyer. All rents, licence fees, royalties and other periodical receipts of the Relevant Business shall be apportioned between the Relevant Seller and the Relevant Buyer on a like basis. All such costs and outgoings described in this clause 10.1, other than those relating exclusively to the Irish Property which shall be apportioned in the Apportionment Account pursuant to schedule 5, shall be apportioned in the Completion Statement.

10.2 All prepayments and payments in advance excluding the amount of any VAT Element thereof to the extent that the Relevant Seller or the representative member of any VAT group of which the Relevant Seller is a member is required to account to Customs for such VAT, made to the Relevant Seller in the ordinary course of business prior to the Completion Date in respect of goods which are to be supplied or services which are to be provided by the Relevant Business after the Completion Date, liability for which is to be assumed by the Relevant Buyer under this Agreement, shall be apportioned in the Completion Statement and shall be paid by the Relevant Seller to the Relevant Buyer.

10.3 All prepayments and payments in advance excluding any VAT Element thereof which is recovered by the Relevant Seller or the representative member of any VAT group of which the Relevant Seller is a member, made by the Relevant Seller in the ordinary course of business prior to the Completion Date in respect of goods which are to be supplied or services which are to be provided to the Relevant Business after the Completion Date, the benefit of which the Relevant Buyer shall receive under this Agreement, shall be apportioned in the Completion Statement and shall be paid to the Relevant Seller by the Relevant Buyer.

10.4 Notwithstanding any other provision of this Agreement, the Relevant Seller shall remain responsible for paying customer discounts which accrue in respect of sales made in the period up to the Completion Date and the Relevant Buyer shall be responsible for paying customer discounts which accrue in respect of sales made in the period after the Completion Date on the basis set out in clauses
             10.5 and 10.6.

10.5 In respect of any discounts (including, for this purpose, any volume related payments) which apply in respect of sales or purchases made both before and after Completion, the Relevant Parties shall use all reasonable endeavours to agree with the relevant third party an apportionment of such discounts up to the Completion Date. Promptly, following the expiry of the period to which they relate, the Relevant Parties shall calculate how much of such discount is payable by the Relevant Seller and how much by the Relevant Buyer. Such calculation shall be made according to the discount structure by calculating the volume of the particular sales or purchases made before the Completion Date and the volume of the particular sales or purchases made after the Completion Date and applying the ratio of these amounts to the total discount due. The total discount due in respect of the total discount period shall be calculated in line with the relevant contract conditions existing on the Completion Date and shall be pro-rated between the Relevant Buyer and the Relevant Seller according to the said ratio notwithstanding that the discount is expressed on a differential basis (e.g. even though a high discount may be payable once sales or purchases pass a certain figure, the Relevant Parties shall assume that the total discount due is evenly spread across the total volume to which the discount relates). Any amount required to be paid by the Relevant Seller or the Relevant Buyer (as the case may be) under this clause 10.5 shall be paid directly to the relevant third party at such time as such amount falls contractually due. If the Relevant Parties are unable to agree on the amount(s) required to be paid pursuant to this clause, the matter(s) in dispute shall be referred to the decision of an Independent Expert.

10.6 In the event that the Relevant Buyer wishes to modify an existing discount scheme, it shall first bring to an end the existing scheme and make the calculations under clause 10.5 in respect of the period up to the date on which the scheme is ended.

10.7 On or prior to the Completion Date the Relevant Parties shall attend at the Relevant Property and, in the case of UK Stock, also at the finished goods stores at Bardon and Scunthorpe in the UK, and, in the case of the Irish Stock, also at the finished goods stores at Clondalkin and Mallow in Ireland, and shall procure that the Relevant Stock shall be counted or checked (as appropriate) and valued in accordance with the Stock Valuation Policy. The value attributed to the Relevant Stock shall be reduced by any amount(s) paid or payable to the Relevant Seller for the Relevant Stock prior to Completion (not being amounts to be apportioned under clauses
             10.1 to 10.3). Any dispute as to the valuation of the Relevant Stock shall be referred to the decision of an Independent Expert.

10.8 If the value of the UK Stock as agreed or determined in accordance with clause 10.7 is less than (pound)11,750,000, the consideration payable for the UK Business and UK Assets shall be reduced by the amount of that shortfall (on a (pound) for (pound) basis). If the value of the UK Stock as agreed or determined in accordance with clause 10.7 is greater than (pound)13,250,000, the consideration payable for the UK Business and UK Assets shall be increased by the amount of that excess (on a (pound) for (pound) basis).

10.9 If the value of the Irish Stock as agreed or determined in accordance with clause 10.7 is less than (euro)3,650,000, the consideration payable for the Irish Business and Irish Assets shall be reduced by the amount of that shortfall (on a (euro) for (euro) basis). If the value of the Irish Stock as agreed or determined in accordance with clause 10.7 is greater than (euro)3,950,000, the consideration payable for the Irish Business and Irish Assets shall be increased by the amount of that excess (on a (euro) for (euro) basis).


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
11.          COMPLETION STATEMENT

11.1 As soon as practicable following Completion, the Relevant Seller shall (in relation to the Relevant Business) prepare a draft Completion Statement. The Relevant Buyer shall procure that the Relevant Seller is given access, through its employees, agents and advisers, to all relevant files and/or working papers (with the right to take copies) in its possession or control to the extent that they are reasonably required in connection with the preparation of the draft Completion Statement.

11.2         The draft Completion Statement:

             11.2.1 shall include a statement of the apportionments required to be made pursuant to clauses 10.1 to 10.4;

             11.2.2 shall include a statement of any payment required to be made by the Relevant Buyer to the Relevant Seller or (as the case may be) vice-versa; and

             11.2.3 shall include a statement of any payment required to be made in respect of the Relevant Stock pursuant to clauses 10.8 or 10.9 (as the case may be);

11.3 The Relevant Seller shall use its reasonable endeavours to procure that the draft Completion Statement is submitted to the Relevant Buyer for review within 20 Business Days after the Completion Date. The Relevant Seller shall give the Relevant Buyer (and its employees, agents and advisers) access to all relevant files and/or working papers (with the right to take copies) in the Relevant Seller's possession or control to the extent they are reasonably required for the purposes of the Relevant Buyer's review of the draft Completion Statement.

11.4 The Relevant Parties shall pay their own respective costs in connection with the preparation of the draft Completion Statement.

11.5 The draft Completion Statement shall be deemed to have been accepted by the Relevant Parties as the Completion Statement unless, within 10 Business Days of it being received by the Relevant Buyer, the Relevant Buyer delivers to the Relevant Seller a notice to the contrary (a "DISPUTE NOTICE") specifying:

             11.5.1       the item or items disputed;

             11.5.2       its reasons; and

             11.5.3       how the draft Completion Statement should be adjusted.

11.6 In circumstances where the Relevant Buyer has served a dispute notice on the Relevant Seller, the Relevant Parties shall attempt in good faith to resolve any areas of disagreement. If the Relevant Parties are able to resolve the matters raised in the dispute notice within 10 Business Days following receipt of the dispute notice by the Relevant Seller, the draft Completion Statement (adjusted, if necessary, as agreed between the Relevant Parties) will be deemed to have been accepted by them as the Completion Statement. No Party shall put in issue any aspect of the draft Completion Statement which is not the subject of any disagreement.

11.7 If, in the case where a dispute notice is delivered by the Relevant Buyer, the Relevant Parties are unable to reach agreement within 10 Business Days of it being delivered, the matter(s) in dispute may, at the written election of either of them, be referred to the decision of an Independent Expert.

11.8 Following the decision of the Independent Expert, the draft Completion Statement, as adjusted (if necessary) to reflect the Independent Expert's decision, will be deemed to have been accepted by the Relevant Parties as the Completion Statement.

11.9 Any payment required to be made pursuant to the Completion Statement shall be paid to the Relevant Buyer or the Relevant Seller (as the case may be) in cash within fifteen Business Days after agreement or determination (as the case may be) thereof and shall adjust the purchase price paid for the Relevant Business accordingly.

12.          CONTRACTS AND THIRD PARTY CONSENTS

12.1 Where any consent or agreement of any third party is required to enable the Relevant Buyer to perform any Contract after Completion or to enable the relevant member of the Sellers' Group to assign or novate the benefit or burden of any Contract to the Relevant Buyer, then the following provisions shall apply:

             12.1.1 this Agreement shall not constitute an assignment or an attempted assignment of the particular Contract if or to the extent that such an assignment or attempted assignment would constitute a breach of such Contract;

             12.1.2 after Completion, the Relevant Parties shall use their respective reasonable endeavours to obtain the consent or agreement of the other party to whatever assignment, transfer or novation is necessary to enable the Relevant Buyer to perform such Contract after Completion or, as the case may be, to transfer the benefit and burden of such Contract to the Relevant Buyer;

             12.1.3       until the consent or agreement referred to in clause
                          12.1.2 is obtained, the Relevant Buyer shall, unless the Contract prohibits it, perform all the obligations of the relevant member of the Sellers' Group under such Contract in relation to the Relevant Business as agent for or sub-contractor to the relevant member of the Sellers' Group or, if the Contract prohibits the Relevant Buyer from so acting as agent and sub-contractor, the Relevant Seller shall, at the pre-approved cost of the Relevant Buyer, do all such acts and things as the Relevant Buyer may reasonably require to enable due performance of the Contract and to provide for the Relevant Buyer the benefit, subject to the burden, of the Contract. For this purpose, it shall not be reasonable to require the Relevant Seller to make any payment under the Contract unless the Relevant Buyer has first put the Relevant Seller in cleared funds sufficient to make such payment.

12.2 After Completion, and until such time as the consent or agreement referred to in clause 12.1 is obtained, the Relevant Seller shall be deemed to hold the benefit of the Contract on trust for the Relevant Buyer. The Relevant Buyer shall indemnify the Relevant Seller (for itself and as trustee for each member of the Sellers' Group) from and against any act or omission of the Relevant Buyer to perform or comply with any obligation of the Relevant Seller or the relevant member of the Sellers' Group which falls to be performed or complied with under the Contract after Completion.

12.3 Where any consent or agreement of any third party is required to effect the transfer of any Asset (other than the Properties and the Contracts) and such consent or agreement has not been obtained on or before Completion, the sale of such Asset shall not take effect, notwithstanding Completion, until that consent or agreement has been obtained and the Relevant Parties shall use their respective reasonable endeavours after Completion to obtain it as soon as possible.

12.4 After Completion, and until such time as any consent or agreement referred to in clause 12.3 is obtained, the Relevant Seller shall be deemed to hold the benefit of the relevant Asset referred to in clause 12.3 on trust for the Relevant Buyer.

13.          EMPLOYEES

13.1 The Relevant Seller and the Relevant Buyer agree (in each case) that the sale of the UK Business under this Agreement is a "relevant transfer" for the purposes of the UK Regulations and the sale of the Irish Business is a "transfer" for the purposes of the Irish Regulations and that on Completion the contracts of employment of the Relevant Assumed Employees and the Relevant Seller's rights, powers, duties and liabilities under or in connection with such contracts of employment shall be transferred to the Relevant Buyer pursuant to the Regulations.

13.2 If the contract of employment of any Relevant Assumed Employee is found or alleged not to have effect after Completion as if originally made with the Relevant Buyer as a consequence of the sale and purchase of the Relevant Business under this Agreement (other than by virtue of Regulation 5 (4A) of the UK Regulations in the case of an Assumed UK Employee or, in respect of the Irish Business, an Assumed Irish Employee who objects to becoming employed by the Relevant Buyer), the Relevant Buyer agrees that:

             13.2.1 in consultation with the Relevant Seller it will, within five Business Days of being so requested by the Relevant Seller (so long as the request is made no later than ten Business Days after the Relevant Seller becomes aware of any such finding or allegation), make to that Relevant Assumed Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below;

             13.2.2 the offer to be made will be such that none of the terms and conditions of the new contract (other than the identity of the employer and any terms and conditions relating to an occupational pension scheme) will differ from the corresponding provision of the Relevant Assumed Employee's contract of employment immediately before Completion; and

             13.2.3 upon that offer being made (or at any time after the expiry of five Business Days if the offer is not made as requested), the Relevant Seller shall release the Relevant Assumed Employee concerned from his employment in the Relevant Business.

13.3 If the contact of employment of any employee of the Relevant Seller other than a Relevant Assumed Employee is found or alleged to have effect after Completion as if originally made with the Relevant Buyer as a consequence of the sale and purchase of the Relevant Business under this Agreement, the Relevant Seller agrees that:

             13.3.1 the Relevant Buyer may, upon becoming aware of any such contract, terminate it forthwith provided that prior to the Relevant Buyer taking any action to terminate any such contract the Relevant Buyer shall consult with the Relevant Seller; and

             13.3.2 it will make to the employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to above and the offer will be such that the terms and conditions of the new contract will be the same as the provisions of the employee's contract of employment with the Relevant Seller immediately prior to Completion.

13.4 The Buyers shall indemnify the Sellers (for themselves and as trustee for each member of the Seller's Group) against all costs, liabilities, damages and expenses incurred by any member of the Sellers' Group as a result of:

             13.4.1 any breach by the Buyers of the warranties set out in clause 17.1.3 and 17.1.4;

             13.4.2 any claim (other than a claim arising out of or in connection with any act or omission of the Relevant Seller) arising from an act or omission of the Relevant Buyer relating to the terms and conditions of employment or benefits offered or provided to the Assumed Employees in connection with their employment after Completion including, without limitation, claims relating to the pension or life assurance benefits for or in respect of the Assumed Employees; and

             13.4.3 the employment costs for which the Buyers are responsible pursuant to clause 13.6.

13.5 The Sellers shall be responsible for all emoluments and outgoings (including bonuses, commissions and employer pension contributions) which are due and payable to or in respect of the Assumed Employees up to the Effective Time.

13.6 The Buyers shall be responsible for all emoluments and outgoings (including bonuses, commissions and employer pension contributions) which are due and payable to or in respect of the Assumed Employees on or after the Effective Time.

13.7 The Sellers shall indemnify the Buyers against matters arising from or in connection with:

             13.7.1 the employment costs for which they are responsible pursuant to clause 13.5;

             13.7.2 any claim by any Assumed Employee in respect of any act or omission of the Sellers before Completion concerning or arising from his employment with the Sellers before that date;

             13.7.3 any claim by any former or existing employee of the Sellers or any member of the Sellers' Group (other than an Assumed Employee) (other than a claim arising out of or in connection with any act or omission of the Buyers) which is based on any act or omission of the Sellers or any member of the Sellers' Group prior to Completion in respect of which the Buyers incur any liability as a result of the operation of the Regulations; and

             13.7.4 any claims in connection with or as a result of any claim (including any individual employee entitlements under or as a consequence of such a claim) (other than a claim arising out of or in connection with any act or omission of the Relevant Buyer) by any trade union or any other employee representative within the meaning of the Regulations arising from or connected with any failure by the Relevant Seller to comply with any legal obligations to such trade union or any other employee representative under the Regulations.

14.          RISK AND INSURANCE

14.1 Risk in all the Assets shall pass to the Buyer on execution of this Agreement.

14.2 The Buyers acknowledge and agree that on Completion all insurance cover provided in relation to the Relevant Business and Relevant Assets and the Relevant Assumed Employees pursuant to policies maintained by the Sellers' Group shall terminate.

15.          VALUE ADDED TAX

15.1 All amounts expressed in this Agreement as being payable by any Party are expressed exclusive of any VAT which may be chargeable thereon and the amount of any such VAT shall be payable in addition thereto subject as hereinafter provided.

15.2 The Relevant Parties shall use all reasonable endeavours to procure that the conditions of:

             15.2.1 article 5(1) of the UK Value Added Tax (Special Provisions) Order 1995 (SI 1268) and of section 49(1) of VATA ; and

             15.2.2 sections 3(5)(b)(iii) and 5(8) of the Irish Value Added Tax Act 1972,

             are fulfilled so that the sale of the Relevant Business, Relevant Assets and Relevant Property hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of either UK or Irish VAT.

15.3         Each of the Buyers warrants to the Sellers that:

             15.3.1 it is and will at Completion be registered for the purposes of UK or Irish VAT as appropriate; and

             15.3.2 it intends to carry on the same kind of business as that carried on by the Sellers and does not intend to dispose of any of the Assets other than the Stock.

15.4 The Relevant Parties shall within 30 days of Completion (insofar as required by law) give notice of the transfer of the Relevant Business to the appropriate office of Customs and the Irish Revenue Commissioners (as the case may be) in accordance with the applicable regulations.

15.5 Nestle UK shall retain all records referred to in section 49(1) of VATA 1994 which relate to the UK Business and shall apply to Customs for a direction under Section 49(1)(b) of VATA that such records be retained by it, and Nestle UK undertakes to preserve those records in such a manner and for such periods as may be required by law and give to the UK Buyer or its agents as from UK Completion reasonable access during normal business hours to inspect or copy such records. Nestle UK undertakes that it shall not at any time cease to preserve such records without giving the UK Buyer a reasonable opportunity to inspect or remove any of them as the UK Buyer wishes. If Customs refuses to make such a direction Nestle UK shall within 20 days of the receipt of the written notification of such refusal, deliver all such records to the UK Buyer.

15.6 In the event that either Customs or the Irish Revenue Commissioners notify the Relevant Seller in writing that VAT is chargeable on the sale of the Relevant Business, Relevant Assets and Relevant Property hereunder or any of them, the Relevant Seller shall immediately deliver to the Relevant Buyer a copy of such notification and the Relevant Buyer shall (against production by the Relevant Seller of a VAT invoice in respect thereof) pay the amount of any such VAT to the Relevant Seller as determined by Customs or the Irish Revenue Commissioners to be so properly due and chargeable with any interest and penalties thereon by way of additional purchase price, five Business Days prior to the date on which the Relevant Seller is due to account for the VAT to Customs or the Irish Revenue Commissioners, for which the Relevant Seller may be liable but such payment shall be without prejudice to the right of the Relevant Buyer under this Agreement to call upon the Relevant Seller to make or join in any appeal against the aforesaid determination.

15.7 Before sending any letter to Customs or the Irish Revenue Commissioners seeking the notification referred to in 15.6, the Relevant Seller shall give the Relevant Buyer a reasonable opportunity to comment on it and shall make such amendments as the Relevant Buyer reasonably requires.

15.8 If the Relevant Buyer pays the Relevant Seller an amount in respect of VAT under clause 15.6 above and Customs or the Irish Revenue Commissioners rule (by means of an internal review of any decision which was notified under clause 15.6 above), that all or part of it was not properly chargeable, the Relevant Seller shall repay the amount or the relevant part of it to the Relevant Buyer. The Relevant Seller shall make the repayment promptly after the ruling, unless it has already accounted to Customs or the Irish Revenue Commissioners for the VAT. In that case, the Relevant Seller shall apply for a refund of the VAT (plus any interest payable by Customs or the Irish Revenue Commissioners as appropriate), use its best endeavours to obtain it as soon as possible and pay to the Relevant Buyer the amount of the refund and any interest immediately when and to the extent received from Customs or the Irish Revenue Commissioners.

15.9 All VAT payable in respect of goods and services supplied or deemed to be supplied by the Relevant Seller in connection with the Relevant Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to Customs or the Irish Revenue Commissioners as appropriate, by the Relevant Seller, and the Relevant Seller shall be entitled to receive and to retain for its own benefit all reimbursement or credits from Customs or the Irish Revenue Commissioners as appropriate, for VAT borne by the Relevant Seller on goods and services supplied to the Relevant Seller prior to Completion and any payments received in respect of VAT overpaid to Customs or the Irish Revenue Commissioners as appropriate, prior thereto.

15.10 The Relevant Seller shall on request make available any information or documentation in its control reasonably required to establish to Customs and any tribunal or court that no liability, or a reduced liability arises on the Relevant Buyer or any other company under
             Section 44 of the VATA as result of the sale of the Relevant Business, Relevant Assets and Relevant Property pursuant to this Agreement.

16.          WARRANTIES

16.1 The Sellers hereby warrant to the Buyers (on a joint and several basis) in the terms of the warranty statements contained in schedule 3.

16.2 Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by the terms of any of the other warranty statement.

16.3         The only Warranties given by the Sellers:

             16.3.1 in respect of consents and licences, are those contained in paragraph 7 of schedule 3, and each of the other Warranties shall be deemed not to have been given in relation to consents and licences;

             16.3.2 in respect of the Properties (or any documents of title that relate to the Properties), are those contained in paragraphs 7, 10, 14 and 17 of schedule 3, and each of the other Warranties shall be deemed not to have been given in relation to the Properties;

             16.3.3 in respect of pensions, are those contained in paragraph 13 of schedule 3, and each of the other Warranties shall be deemed not to have been given in relation to pensions;

             16.3.4 in respect of Taxation, are those contained in paragraphs 14 to 21 of schedule 3, and each of the other Warranties shall be deemed not to have been given in relation to Taxation.

16.4 The Sellers accept that the Buyers are entering into this Agreement in reliance upon the Warranties.

16.5 The Buyers acknowledge and agree that (save as provided in the Warranties) the Sellers make no representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion (honestly made) provided to the Buyers (howsoever provided) on or prior to the date of this Agreement or in the Disclosure Letter or in the documents provided to the Buyers or their advisers in the course of the Buyers' due diligence exercise.

16.6 The provisions of schedule 7 shall operate to qualify or limit (as the case may be) the liability of the Sellers under and in respect of the Warranties, and (where stated) all other provisions of this Agreement.

16.7         Save as expressly stated in paragraph 10.3 of schedule 3, in schedule 3, where any warranty statement is expressed to be qualified by the expression "SO FAR AS THE SELLERS ARE AWARE" or otherwise qualified by reference to the knowledge of the Sellers, that Warranty shall be deemed to include an additional statement that the Sellers have made reasonable enquiries of the "SPECIFIED PERSONS" in relation thereto and on the basis of matters within the actual knowledge of such persons. The Specified Persons are Peter Mayes, Andrew Cundiff, David Glik, Maurice Goodson, David Harvey,

             David Wilkinson, Michael Robertson, Stephanie Dicks and Karen French in relation to any matter related to the UK Business, and Eddie Humphreys, Tony Fieldhouse, Denis Casey, John Redmond, Simon Smith and James Yarr in relation to any matter related to the Irish Business.

16.8 The Sellers acknowledge that, the Buyers, in themselves giving warranties to a subsequent buyer of the Business or Assets, may rely on the Warranties during the period in respect of which the Buyers will have the benefit of Warranty protection under the terms of this Agreement.

17.          BUYER'S WARRANTIES

17.1 The Buyers hereby warrant to the Sellers (on a joint and several basis) that:

             17.1.1 they and each relevant member of the Buyers' Group, have the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Buyers and each relevant member of the Buyers' Group on Completion;

             17.1.2 this Agreement constitutes and the other documents to be executed by the Buyers and each relevant member of the Buyers' Group on Completion will, when executed by the Buyers and each relevant member of the Buyers' Group, constitute binding obligations of the Buyers and each relevant member of the Buyers' Group in accordance with their respective terms;

             17.1.3 they have provided the Sellers with all the information the Sellers require in order to comply fully with their obligations under the Regulations; and

             17.1.4 save in relation to pensions, they shall not make any change to or otherwise alter the terms and conditions of employment of the Assumed Employees to the detriment of the Assumed Employees for a period of six months following the Completion Date.

18.          PROTECTION OF GOODWILL

             The Sellers undertake that they will not, and shall procure that each member of the Sellers' Group will not, within the period of two years from the date hereof, entice away from the employment of any member of the Buyers' Group, any Senior Employee.

19.          ANNOUNCEMENTS

             Save as specifically otherwise agreed in writing or as required by law, by the rules of the UK Listing Authority, London Stock Exchange or any other stock exchange on which any securities of the relevant Party are listed or any regulatory or governmental body to which any Party is subject (provided that the announcing Party has consulted so far as reasonably practicable with the other Parties prior to making such announcement), no public announcement shall be made in respect of the subject matter of this Agreement.

20.          CONFIDENTIALITY

20.1 Subject to clause 20.2, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

             20.1.1 the provisions of this Agreement or any of the documents in the Agreed Form;

             20.1.2 the making of, or the negotiations relating to this Agreement or any of the documents in the Agreed Form; and/or

             20.1.3       the other Parties or their business affairs.

20.2 In respect of the information referred to in clause 20.1, any Party may disclose information which would otherwise be confidential if and to the extent:

             20.2.1 required by law, by the rules of the UK Listing Authority, London Stock Exchange or any other stock exchange on which any securities of the relevant Party are listed or any regulatory or governmental body to which it is subject;

             20.2.2 disclosed to the employees, professional advisers, auditors, bankers or potential financiers of that Party whose province it is to know the same and who shall hold such information on a confidential basis;

             20.2.3       required to be disclosed to any relevant Taxation
                          Authority;

             20.2.4 disclosed to its Affiliates, shareholders, controllers or managers who shall hold such information on a confidential basis;

             20.2.5 the information has come into the public domain through no fault of that Party; or

             20.2.6 the disclosure of such information is necessary to ensure the compliance of any Party with the terms of this Agreement or any of the documents in the Agreed Form.

21.          ASSIGNMENT

21.1 No Party may assign the benefit of this Agreement whether absolutely or by way of security, except (in the case of the Buyers only):

             21.1.1 by way of an absolute assignment to another member of the Buyers' Group; and

             21.1.2 by way of security in accordance with the terms of any arm's length arrangements for the funding (in whole or in part) of the purchase of the Business, Assets and Properties under this Agreement or the refinancing of such funding;

             provided that, following an assignment pursuant to clause 21.1.2 above, the assignee may not assign the benefit of this Agreement to any other person without the express written consent of the Sellers (save to an Affiliate for so long as it remains an Affiliate of the permitted assignee under clause 21.1.2 and that assignee continues to provide funding), and any purported assignment in contravention of this clause shall be ineffective.

21.2 Subject to clause 21.1, this Agreement shall be binding upon and shall enure for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties, and references to the Parties shall be construed accordingly.

21.3 Following any assignment in accordance with clause 21.1.2, as between the Sellers and the Buyers, the Sellers may enforce this Agreement against the Buyers (and the Guarantor) as if the assignment had not occurred.

22.          COSTS

22.1 Save as otherwise expressly stated in this Agreement, each Party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and the documents in the Agreed Form.

22.2 Any stamp duty payable in respect of or arising in connection with the sale of the Business, Assets and Properties shall be paid by the Buyer.

23.          ENTIRE AGREEMENT

23.1 Each Party, on behalf of itself and as agent for each of its Affiliates, acknowledges and agrees with the other Parties (each such Party acting on behalf of itself and as agent for each of its Affiliates) that:

             23.1.1 this Agreement together with the documents in the Agreed Form (together the "TRANSACTION DOCUMENTS") constitutes the entire and only agreement between the Parties and their respective Affiliates relating to the subject matter of the Transaction Documents;

             23.1.2 neither it nor any of its Affiliates has been induced to enter into any Transaction Document in reliance upon, nor has any such Party been given any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Affiliates) unconditionally and irrevocably waives any claims, rights or remedies which any of them may otherwise have had in relation thereto;

             23.1.3       save as expressly set out in any Transaction Document:

                          (a) the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Affiliates) are damages for breach of contract; and

                          (b) neither it nor its Affiliates, where appropriate, have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation,

             PROVIDED THAT the provisions of this clause 23 shall not exclude any liability which any of the Parties or, where appropriate, their Affiliates would otherwise have to any other Party or, where appropriate, to any other Party's Affiliates or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment or fraudulent omissions by any of them.

24.          WAIVER, AMENDMENT

24.1 A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

24.2 No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

24.3 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Relevant Seller and the Relevant Buyer.

24.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

24.5 No variation to this Agreement shall be effective unless made in writing and signed by all the Parties.

25.          FURTHER ASSURANCE

25.1 Each of the Parties shall, from time to time on being required to do so by any other Party, as soon as reasonably practicable and at the sole cost and expense of the requesting Party, do or procure the doing of all such reasonable acts and/or execute or procure execution of all such documents as are necessary for giving full effect to this Agreement.

25.2 The terms of this Agreement shall, insofar as they are not performed at Completion, and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding Completion.

26.          NOTICES

26.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post (air mail, if posted to or from a place outside the United Kingdom):

             In the case of Nestle UK to:

             St. George's House
             Croydon
             Surrey CR9 1NR
             Fax:              020 8667 5775
             Attention:        Company Secretary

             In the case of Nestle Ireland to:

             3030 Lake Drive
             City West Business Campus
             Saggart
             Co. Dublin
             Fax:              00 353 1451 2823
             Attention:        Company Secretary

             In the case of the UK Buyer to:

             Premier Ambient Products (UK) Limited
             28 The Green
             Kings Norton
             Birmingham
             B38 8SD
             England
             Fax:              0121 459 2729
             Attention:        The Directors

             (copied to Weil, Gotshal & Manges for the attention of Mike
             Francies)

             In the case of the Irish Buyer to:

             Pastam Limited
             28 The Green
             Kings Norton
             Birmingham
             B38 8SD
             Fax:              0121 459 2729
             Attention:        The Directors

             (copied to Weil, Gotshal & Manges for the attention of Mike
             Francies)

             and shall be deemed to have been duly given or made as follows:

             26.1.1 if personally delivered, upon delivery at the address of the relevant Party;

             26.1.2 if sent by first class post, two Business Days after the date of posting; and

             26.1.3       if sent by fax, when despatched;

             provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

26.2 A Party may notify any other Party of a change to its name, relevant addressee, address or fax number for the purposes of clause 26.1 provided that such notification shall only be effective on:

             26.2.1 the date specified in the notification as the date on which the change is to take place; or

             26.2.2 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

27.          COUNTERPARTS

             This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

28.          GOVERNING LAW

28.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

28.2 The Parties submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of the enforcement of any judgement against their respective assets.

29.          INVALIDITY

29.1 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

             29.1.1 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

             29.1.2 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

             shall not be affected or impaired in any way.

30.          PENSIONS

             The provisions of schedule 6 shall have effect in relation to pensions.

31.          INDEPENDENT EXPERT

31.1 Where any matter in this Agreement is to be referred to the decision of an Independent Expert, the provisions of this clause 31 will apply to his appointment and terms of reference.

31.2 The Independent Expert shall be an independent chartered accountant to be appointed (in default of nomination by agreement between the Sellers and the Buyers) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of the Relevant Seller or of the Relevant Buyer (whichever applies first). The Independent Expert shall act as an expert and not as arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply. The Independent Expert's decision shall (in the absence of gross or manifest error) be final and binding on the Relevant Parties for all the purposes of this Agreement.

31.3 Each of the Relevant Parties shall promptly on request supply to the Independent Expert such documents and information as the Independent Expert may require for the purpose of the reference.

31.4 The costs of the Independent Expert shall be apportioned between the Relevant Parties as the Independent Expert shall decide but each Relevant Party shall be responsible for its own costs of presenting its case to the Independent Expert. If the Independent Expert shall not determine how its costs shall be determined, his costs shall be borne equally between the Relevant Seller (on the one hand) and the Relevant Buyer (on the other).

32.          THIRD PARTY RIGHTS

32.1 Any person (other than the Parties) who is given any rights or benefits under clause 23 (a "THIRD PARTY") shall be entitled to enforce those rights or benefits against the Parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

32.2 Save as provided in clause 32.1, the operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

32.3 The Parties may, amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

32.4 Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this agreement which is proposed by the Parties and which may affect the rights or benefits of the Third Party.

33.          RESTRICTED FINANCIAL TRANSFERS

             Nestle Ireland declares for the purposes of the Financial Transfers Act, 1992 of Ireland that it is not resident in any jurisdiction to which financial transfers (within the meaning of the said Act) are restricted by order of the Irish Minister for Finance in accordance with the provisions of that Act and does not hold any of the Irish Assets or Irish Property and will not receive any part of the Irish Cash Consideration as nominee for any person so resident, and the Irish Buyer declares for the purposes of the said Act that it is not so resident, it is not acquiring the Irish Assets or Irish Property as nominee for any person so resident and it is not controlled directly or indirectly by persons so resident.

34.          GUARANTEE

34.1 The Guarantor, as primary obligor and not as surety only, irrevocably and unconditionally for the benefit of the Relevant
             Beneficiaries:


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
             34.1.1 guarantees to the Relevant Beneficiaries (in consideration of the Relevant Beneficiaries promising by this clause each severally to pay it the sum of (pound)1 on demand) the due and punctual performance of, and the due payment and discharge of all sums and liabilities which now are or at any other time shall be due, owing or incurred by the Relevant Obligors to its Relevant Beneficiaries in respect of the Relevant Obligations; and

             34.1.2 undertakes that if any amount guaranteed by this clause is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Relevant Beneficiaries on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability and shall indemnify the Relevant Beneficiaries against all costs, liabilities and expenses suffered or incurred by the Relevant Beneficiaries in connection with such irrecoverability.

34.2 This is a continuing guarantee and the Guarantor's undertakings under this Agreement shall remain in full force and effect until final performance in full of its obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of the respective Relevant Obligations or any other event.

34.3 The guarantee and undertakings contained in this clause shall be discharged in relation to the Guarantor by the full performance of its obligations under this Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from those obligations in whole or in part including:

             34.3.1 the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any Relevant Obligations or any of the Guarantor's obligations under this Agreement);

             34.3.2 the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Relevant Obligors or any other person;

             34.3.3 any modification, variation or addition to the terms of any Relevant Obligations or of any other document or security;

             34.3.4 any irregularity, defect or informality in the terms of any Relevant Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any person;

             34.3.5 any transfer or assignment of any rights or obligations by any Party, whether or not they relate to Relevant Obligations;


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
             34.3.6 any corporate reorganisation, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any Party, or the non-existence of the Relevant Obligors; or

             34.3.7 any composition or similar arrangement by any Party or any other person

34.4 Where any discharge (whether in respect of any Relevant Obligations or any security for Relevant Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, any liability of the Guarantor under this Agreement which in the absence of this clause would be released by virtue of that discharge or arrangement shall continue as if the discharge or arrangement had not been made.

34.5 This guarantee and indemnity is in addition to and is not in any way prejudiced by any other security now or in future held by or on behalf of the Relevant Beneficiaries.

34.6         In this clause:

             34.6.1 "RELEVANT BENEFICIARIES" means, in relation to the obligations of the Guarantor, each of the Sellers;

             34.6.2 "RELEVANT OBLIGORS" means, in relation to the obligations of the Guarantor, each of the Buyers; and

             34.6.3 "RELEVANT OBLIGATIONS" means the Relevant Obligors' obligations to either or both of the Relevant Beneficiaries under this Agreement and under any agreements between the Relevant Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

IN WITNESS whereof this Agreement has been executed on the date first above written.

Signed by                    )
for and on behalf of         )          /s/ Nestle UK Ltd.
NESTLE UK LTD.               )







Signed by                    )
for and on behalf of         )          /s/ Nestle (Ireland) Limited
NESTLE (IRELAND) LIMITED     )





Signed by                    )
for and on behalf of         )          /s/ Premier Ambient Products
PREMIER AMBIENT PRODUCTS     )              (UK) Limited
(UK) LIMITED                 )





Signed by                    )
for and on behalf of         )          /s/ Pastam Limited
PASTAM LIMITED               )





Signed by                    )
for and on behalf of         )          /s/ Premier Financing Limited
PREMIER FINANCING LIMITED    )